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                                                                     EXHIBIT 3.2



                            CERTIFICATE OF ADOPTION
                                      OF
                                  RESOLUTIONS
                                      BY
                            THE BOARD OF DIRECTORS
                                      OF
                             WHITTAKER CORPORATION
                             ---------------------



     WHEREAS, the Board of Directors is authorized to amend the Bylaws of this corporation.

     NOW, THEREFORE, BE IT RESOLVED, that Article III, Section 2(b) of the Bylaws of this corporation be, and hereby is, amended in its entirety to read as follows:

     "No person may stand for election to, or be elected to, the board of directors or be appointed by the directors to fill a vacancy on the board of directors who is 72 years of age or older, who shall have made, or be making, improper or unlawful use of the corporation's confidential information, or who has interests which conflict materially with the interests of the corporation. Directors need not be stockholders."


                              * * * * * * * * * *


     I, Lynne M. O. Brickner, do hereby certify that I am the duly elected and acting Secretary of Whittaker Corporation; that the foregoing is a full, true and correct copy of the resolutions adopted at a meeting of the Board of Directors of Whittaker Corporation held on December 16, 1996, at which meeting a quorum of said Board was at all times present and acting and that said Board resolutions have not been modified or rescinded and are in full force and effect as of the date of this certificate.

Dated:   December 18, 1996



                                  /s/ Lynne M. O. Brickner
                                  ------------------------
                                      Lynne M. O. Brickner
                                          Secretary